Exhibit 99.1

Contact:	Adam N. Satterfield
Executive Vice President and Chief Financial Officer
(336) 822-5721

OLD DOMINION FREIGHT LINE REPORTS FIRST QUARTER 2026

EARNINGS PER DILUTED SHARE OF $1.14

THOMASVILLE, N.C. (April 29, 2026) – Old Dominion Freight Line, Inc. (Nasdaq: ODFL) today announced financial results for the three-month period ended March 31, 2026.

	Three Months Ended
	March 31,
(In thousands, except per share amounts)	2026	2025	% Chg.
Total revenue	$1,334,696	$1,374,858	(2.9)%
LTL services revenue	$1,321,891	$1,360,839	(2.9)%
Other services revenue	$12,805	$14,019	(8.7)%
Operating income	$317,341	$338,055	(6.1)%
Operating ratio	76.2%	75.4%
Net income	$238,258	$254,660	(6.4)%
Diluted earnings per share	$1.14	$1.19	(4.2)%
Diluted weighted average shares outstanding	209,317	213,484	(2.0)%

Marty Freeman, President and Chief Executive Officer of Old Dominion, commented, “Old Dominion’s first quarter financial results reflect a continuation of encouraging trends that started developing late last year. While our first quarter revenue decreased on a year-over-year basis, demand for our LTL service improved as the quarter progressed. The improvement in demand, coupled with our ability to consistently deliver superior service to our customers, contributed to both the acceleration in our LTL volumes and improvement in our yield during the quarter. Our industry-leading service metrics for the first quarter once again included 99% on-time service and a claims ratio below 0.1%. These service standards form the foundation of our unmatched value proposition, which we believe will support our ability to win market share over the long term.

“Our revenue decreased 2.9% as compared to the first quarter of 2025. This decrease was primarily due to a 7.7% decrease in our LTL tons per day that was partially offset by an increase in our LTL revenue per hundredweight. The decrease in our LTL tons per day reflects the net impact of a 7.9% decrease in our LTL shipments per day and a 0.3% increase in our LTL weight per shipment. LTL revenue per hundredweight, excluding fuel surcharges, increased 4.4% compared to the first quarter of 2025, reflecting our long-term, disciplined approach to yield management.

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ODFL Reports First Quarter Financial Results

April 29, 2026

“Our operating ratio increased by 80 basis points to 76.2% for the first quarter of 2026, as the increase in our overhead costs as a percent of revenue more than offset the improvement in our direct operating costs. Our overhead costs increased as a percent of revenue primarily due to the deleveraging effect associated with the decrease in revenue as well as an overall increase in our general supplies and expenses. Our direct operating costs, however, improved as a percent of revenue due to our continued focus on revenue quality and operating efficiencies. The combination of a decrease in our revenue and an increase in our operating ratio resulted in a 4.2% reduction in our earnings per diluted share to $1.14 for the first quarter.”

Cash Flow and Use of Capital

Old Dominion’s net cash provided by operating activities was $373.6 million for the first quarter of 2026. The Company had $288.1 million in cash and cash equivalents at March 31, 2026.

Capital expenditures were $62.6 million for the first quarter of 2026. The Company expects its aggregate capital expenditures for 2026 to total approximately $265 million. This total includes planned expenditures of $125 million for real estate and service center expansion projects; $95 million for tractors and trailers; and $45 million for information technology and other assets.

Old Dominion continued to return capital to shareholders during the first quarter of 2026 through its share repurchase and dividend programs. For the quarter, the Company utilized $88.1 million of cash for its share repurchase program and paid $60.5 million in cash dividends.

Summary

Mr. Freeman concluded, “Old Dominion produced solid results during the first quarter as we continued to diligently execute our long-term strategic plan, the cornerstone of which remains our commitment to provide our customers with superior service at a fair price. Our industry-leading customer service, combined with our consistent investments in our network, our technology and our people, uniquely positions us to capitalize on an improving demand environment. Our team has all the necessary elements of capacity to effectively manage incremental volume opportunities. As a result, we are confident in our ability to win market share, generate profitable revenue growth and increase shareholder value over the long term.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Time. Investors will have the opportunity to listen to the conference call live over the internet by going to ir.odfl.com. Please log on at least 15 minutes early to register for the conference call. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call and will be available for 30 days. A telephonic replay will also be available through May 6, 2026, at (855) 669-9658, access code 7699494.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution the reader that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the challenges associated with executing our growth strategy, and developing, marketing and consistently delivering high-quality services that meet customer expectations; (2) various economic factors such as inflationary pressures or downturns in the domestic economy, and our inability to sufficiently increase our customer rates to offset the increase in our costs; (3) changes in our relationships with significant customers; (4) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation and

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ODFL Reports First Quarter Financial Results

April 29, 2026

healthcare, increased self-insured retention or deductible levels or premiums for excess coverage, and claims in excess of insured coverage levels; (5) reductions in the available supply or increases in the cost of equipment and parts; (6) higher costs for or limited availability of suitable real estate; (7) the availability and cost of third-party transportation used to supplement our workforce and equipment needs; (8) fluctuations in the availability and price of diesel fuel and our ability to collect fuel surcharges, as well as the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for diesel fuel and other petroleum-based products; (9) seasonal trends in the less-than-truckload (“LTL”) industry, harsh weather conditions and disasters; (10) the availability and cost of capital for our significant ongoing cash requirements; (11) decreases in demand for, and the value of, used equipment; (12) our ability to successfully consummate and integrate acquisitions; (13) various risks arising from our international business relationships; (14) the costs and potential adverse impact of compliance with anti-terrorism measures on our business; (15) the competitive environment with respect to our industry, including pricing pressures; (16) changes in international trade policies, including with respect to tariffs; (17) our customers’ and suppliers’ businesses may be impacted by various economic factors such as recessions, inflation, downturns in the economy, global uncertainty and instability, changes in U.S. social, political, and regulatory conditions or a disruption of financial markets, which may decrease demand for our services or increase our costs; (18) the negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization, of our employees; (19) increases in the cost of employee compensation and benefit packages used to address general labor market challenges and to attract or retain qualified employees, including drivers and maintenance technicians; (20) our ability to retain our key employees and continue to effectively execute our succession plan; (21) potential costs and liabilities associated with cyber incidents and other risks with respect to our information technology systems or those of our third-party service providers, including system failure, security breach, disruption by malware or ransomware or other damage; (22) the failure to adapt to new technologies implemented by our competitors in the LTL and transportation industry, which could negatively affect our ability to compete; (23) the failure to keep pace with developments in technology, any disruption to our technology infrastructure, or failures of essential services upon which our technology platforms rely, which could cause us to incur costs or result in a loss of business; (24) disruption in the operational and technical services (including software as a service) provided to us by third parties, which could result in operational delays and/or increased costs; (25) the Compliance, Safety, Accountability initiative of the Federal Motor Carrier Safety Administration (“FMCSA”), which could adversely impact our ability to hire qualified drivers, meet our growth projections and maintain our customer relationships; (26) the costs and potential adverse impact of compliance with, or violations of, current and future rules issued by the Department of Transportation, the FMCSA and other regulatory agencies; (27) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws; (28) the effects of legal, regulatory or market responses to climate change concerns; (29) emissions-control and fuel efficiency regulations that could substantially increase operating expenses; (30) varied stakeholder expectations relating to evolving sustainability considerations and related reporting obligations; (31) the increase in costs associated with healthcare and other mandated benefits; (32) the costs and potential liabilities related to legal proceedings and claims, governmental inquiries, notices and investigations; (33) the impact of changes in tax laws, rates, guidance and interpretations; (34) the concentration of our stock ownership with the Congdon family; (35) the ability or the failure to declare and pay future cash dividends; (36) fluctuations in the amount and frequency of our stock repurchases; (37) volatility in the market value of our common stock; (38) the impact of certain provisions in our articles of incorporation, bylaws, and Virginia law that could discourage, delay or prevent a change in control of us or a change in our management; and (39) other risks and uncertainties described in our most recent Annual Report on Form 10-K and other filings with the SEC. Our forward-looking statements are based on our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements as (i) these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ

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ODFL Reports First Quarter Financial Results

April 29, 2026

materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except to the extent required by law.

Old Dominion Freight Line, Inc. is one of the largest North American LTL motor carriers and provides regional, inter-regional and national LTL services through a single integrated, union-free organization. Our service offerings, which include expedited transportation, are provided through an expansive network of service centers located throughout the continental United States. Through strategic alliances, we also provide LTL services throughout North America. In addition to our core LTL services, we offer a range of value-added services including container drayage, truckload brokerage and supply chain consulting.

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ODFL Reports First Quarter Financial Results

April 29, 2026

OLD DOMINION FREIGHT LINE, INC.
Statements of Operations

	First Quarter
(In thousands, except per share amounts)	2026		2025
Revenue	$1,334,696	100.0%	$1,374,858	100.0%

Operating expenses:
Salaries, wages and benefits	638,295	47.8%	658,085	47.9%
Operating supplies and expenses	146,718	11.0%	149,892	10.9%
General supplies and expenses	47,069	3.5%	39,880	2.9%
Operating taxes and licenses	33,029	2.5%	35,603	2.6%
Insurance and claims	17,706	1.3%	17,480	1.3%
Communications and utilities	9,622	0.7%	10,803	0.8%
Depreciation and amortization	92,307	6.9%	89,132	6.5%
Purchased transportation	27,762	2.1%	27,663	2.0%
Miscellaneous expenses, net	4,847	0.4%	8,265	0.5%

Total operating expenses	1,017,355	76.2%	1,036,803	75.4%

Operating income	317,341	23.8%	338,055	24.6%

Non-operating (income) expense:
Interest expense	299	0.0%	2	0.0%
Interest income	(2,280)	(0.1)%	(1,662)	(0.1)%
Other expense, net	1,644	0.1%	1,071	0.1%

Income before income taxes	317,678	23.8%	338,644	24.6%

Provision for income taxes	79,420	5.9%	83,984	6.1%

Net income	$238,258	17.9%	$254,660	18.5%

Earnings per share:
Basic	$1.14		$1.20
Diluted	$1.14		$1.19

Weighted average outstanding shares:
Basic	208,277		212,402
Diluted	209,317		213,484

Dividend declared per share	$0.29		$0.28

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ODFL Reports First Quarter Financial Results

April 29, 2026

OLD DOMINION FREIGHT LINE, INC.
Operating Statistics

	First Quarter
	2026	2025	% Chg.
Work days	63	63	—%
Operating ratio	76.2%	75.4%
LTL intercity miles (1)	144,718	157,259	(8.0)%
LTL tons (1)	1,927	2,087	(7.7)%
LTL tonnage per day	30,584	33,135	(7.7)%
LTL shipments (1)	2,585	2,808	(7.9)%
LTL shipments per day	41,037	44,566	(7.9)%
LTL revenue per hundredweight	$34.52	$32.67	5.7%
LTL revenue per hundredweight, excluding fuel surcharges	$29.13	$27.89	4.4%
LTL revenue per shipment	$514.56	$485.79	5.9%
LTL revenue per shipment, excluding fuel surcharges	$434.16	$414.68	4.7%
LTL weight per shipment (lbs.)	1,491	1,487	0.3%
Average length of haul (miles)	913	916	(0.3)%
Average active full-time employees	20,264	21,817	(7.1)%

(1) -	In thousands
Note:

Our LTL operating statistics exclude certain transportation and logistics services where pricing is generally not determined by weight. These statistics also exclude adjustments to revenue for undelivered freight required for financial statement purposes in accordance with our revenue recognition policy.

OLD DOMINION FREIGHT LINE, INC.
Balance Sheets

	March 31,	December 31,
(In thousands)	2026	2025
Cash and cash equivalents	$288,082	$120,091
Other current assets	638,166	574,742
Total current assets	926,248	694,833
Net property and equipment	4,467,383	4,504,204
Other assets	263,317	271,123
Total assets	$5,656,948	$5,470,160

Current maturities of long-term debt	$20,000	$20,000
Other current liabilities	571,724	463,906
Total current liabilities	591,724	483,906
Long-term debt	19,996	19,995
Other non-current liabilities	645,506	655,202
Total liabilities	1,257,226	1,159,103
Total shareholders' equity	4,399,722	4,311,057
Total liabilities and shareholders' equity	$5,656,948	$5,470,160

Note: The financial and operating statistics in this press release are unaudited.

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